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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-107994

PROSPECTUS SUPPLEMENT DATED NOVEMBER 13, 2003
(To Prospectus Dated September 30, 2003)

SILICON VALLEY BANCSHARES

$150,000,000
(aggregate principal amount)

Zero Coupon Convertible Subordinated Notes due June 15, 2008 and the Common Stock Issuable
Upon Conversion of the Notes

        This Prospectus Supplement, together with the Prospectus listed above, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their successors in connection with the offer and sale of the above referenced securities.

        The table captioned "Selling Securityholders" commencing on page 38 of the Prospectus is hereby amended to reflect the following additions and changes:

Name	Principal Amount at Maturity of Notes Beneficially Owned That May Be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock That May Be Sold(1)	Percentage of Common Stock Outstanding(2)
Barclays Global Investors Diversified Alpha Plus Funds c/o Forest Investment Management LLC	100,000	*	2,974	0.0%
RBC Alternative Assets LP c/o Forest Investment Management LLC	100,000	*	2,974	0.0%
LLT Limited	300,000	*	8,921	0.0%
Zurich Institutional Benchmarks Master Fund, Ltd. c/o Forest Investment Management LLC	150,000	*	4,461	0.0%
Xavex Convertible Arbitrage 4 Fund c/o Forest Investment Management LLC	150,000	*	4,461	0.0%
Sphinx Convertible Arbitrage SPC c/o Forest Investment Management LLC	150,000	*	4,461	0.0%
Forest Global Convertible Fund, Ltd., Class A-5	900,000	*	26,764	0.1%
Forest Fulcrum Fund, L.P.	200,000	*	5,947	0.0%
Forest Multi-Strategy Master Fund SPC, on behalf of its Multi-Strategy Segregated Portfolio	250,000	*	7,434	0.0%
Univest Convertible Arbitrage Fund Ltd. c/o Forest Investment Management LLC	200,000	*	5,947	0.0%
Relay 11 Holdings Co. c/o Forest Investment Management LLC	200,000	*	5,947	0.0%

*
Less than 1%.

(1)
Assumes conversion of all of the holder's notes at a conversion price of approximately $33.6277 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Notes—Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)
Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 34,490,249 shares of common stock outstanding as of June 30, 2003. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

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PROSPECTUS SUPPLEMENT DATED NOVEMBER 13, 2003 (To Prospectus Dated September 30, 2003)